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Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Tracey Waldman

RE: Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1996 fiscal year:

(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing;

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have not been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, N.A.;

(F) All Custodial  Accounts have been  reconciled  and are  properly funded; and

(G) All  annual  reports  of  Foreclosure and  Abandonment of Mortgage  Property
    required  per  section   6050J  and  6050P of  the  Internal  Revenue  Code,
    respectively, have been prepared and filed.



Certified By:
/s/Stuart L.Jackson
STUART L. JACKSON
Officer Stuart L. Jackson

Mortgage Servicing Officer
Title



April 10,1997
Date



     BankAmerica Mortgage, A Division of Bank of America, FSB.
     P.O. Box 26388 Richmond, VA 23260-6388